EXHIBIT 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

June 22, 2022

Comera Life Science Holdings, Inc.

12 Gill Street

Suite 4650

Woburn, Massachusetts 01801

Ladies and Gentlemen:

We have acted as special counsel to Comera Life Science Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1, File No. 333- 264686 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale from time to time of (i) 12,804,111 outstanding shares (the “Resale Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (ii) 1,946,846 warrants (the “Resale Warrants”) to acquire shares of Common Stock, (iii) the issuance by the Company of up to 1,946,846 shares of Common Stock (the “Warrant Shares”) pursuant to the exercise of the Resale Warrants, and (iv) the issuance of up to 342,755 shares of Common Stock (the “Preferred Stock Shares”) upon the conversion of the Series A Perpetual Preferred Stock (the “Preferred Stock”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We are of the opinion that, (i) the Resale Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable, and (ii) the Resale Warrants are valid and binding obligations of the Company, enforceable in accordance with their respective terms, and (iii) when the Warrant Shares and Preferred Stock Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders or the Preferred Stock holders, as the case may be, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants and the Preferred Stock, the Warrant Shares and the Preferred Stock Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

The foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb and Loeb LLP

Loeb and Loeb LLP

2